                                  Schedule 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant /X/

Filed by a Party other than the Registrant /_/

Check the appropriate box:

/_/  Preliminary Proxy Statement
/X/  Definitive Proxy Statement
/_/  Definitive Additional Materials

/_/ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
/_/ Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))

                         MSC INDUSTRIAL DIRECT CO., INC.

                (Name of Registrant as Specified in its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required.

/_/ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:

         CLASS A COMMON STOCK AND CLASS B COMMON STOCK

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

/_/ Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number,

    or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

                                     [LOGO]

                             151 Sunnyside Boulevard
                            Plainview, New York 11803

                                 --------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 --------------


To the Shareholders of MSC Industrial Direct Co., Inc.:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of MSC Industrial Direct Co., Inc. (the "Company"), a New York corporation, will be held on Friday, January 9, 1998 at 9:00 a.m., local time, at the lower level atrium of Fleet Bank at 300 Broad Hollow Road, Melville, New York 11747, for the following purposes:

               1. To elect seven directors of the Company to serve for one-year terms;

               2. To consider and act upon a proposal to approve the Company's 1998 Stock Option Plan;

               3. To consider and act upon a proposal to ratify the appointment of Arthur Andersen LLP as independent certified public accountants of the Company for the fiscal year ending August 29, 1998; and

               4. To consider and act upon such other matters as may properly come before the meeting or any adjournment thereof.

         Only shareholders of record at the close of business on December 2, 1997 are entitled to notice of and to vote at the meeting and any adjournments thereof.

         All shareholders are cordially invited to attend the meeting. However, to assure your representation at the meeting, you are urged to complete, sign and date the enclosed proxy card as promptly as possible and return it in the postage-paid envelope provided. Any shareholder attending the meeting may vote in person even if he or she has already returned a proxy.

                                          By Order of the Board of Directors,

                                          Thomas Eccleston
                                          Secretary


Plainview, New York
December 8, 1997

                                   IMPORTANT:

The prompt return of proxies will ensure that your shares will be voted. A self-addressed envelope is enclosed for your convenience. No postage is required if mailed within the United States.

                                     [LOGO]

                             151 Sunnyside Boulevard
                            Plainview, New York 11803

                               ------------------

                               PROXY STATEMENT FOR
                        Annual Meeting of Shareholders to
                           be held on January 9, 1998

                               ------------------

         This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of MSC Industrial Direct Co., Inc. (the "Company"), a New York corporation, to be used at the Annual Meeting of Shareholders of the Company (the "Meeting") to be held at the lower level atrium of Fleet Bank at 300 Broad Hollow Road, Melville, New York 11747, on Friday, January 9, 1998 at 9:00 a.m. and at any adjournment or postponement thereof. The approximate date on which this proxy statement, the foregoing notice and the enclosed proxy were first mailed or given to shareholders was December 8, 1997.

         Shareholders who execute proxies retain the right to revoke them at any time by notice in writing to the Secretary of the Company, by revocation in person at the Meeting or by presenting a later dated proxy. Unless so revoked, shares represented by proxies received by the Company, where the shareholder has specified a choice with respect to the election of directors or the other proposals described in this proxy statement, will be voted in accordance with the specification(s) so made. In the absence of such specification(s), the shares will be voted FOR the election of all seven nominees for the Board of Directors, FOR the approval of the Company's 1998 Stock Option Plan (the "1998 Option Plan") and FOR the ratification of the selection by the Board of Directors of Arthur Andersen LLP as the Company's independent certified public accountants for the current fiscal year.


         The expenses of solicitation of proxies for the Meeting will be paid by the Company. Such solicitation may be made in person or by telephone by officers and employees of the Company. Upon request, the Company will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding material to beneficial owners of shares of the Company's Class A common stock, par value $.001 per share (the "Class A Common Stock").

                                     VOTING

         Only holders of record of the Class A Common Stock and the Company's Class B common stock, par value $.001 per share (the "Class B Common Stock"), at the close of business on December 2, 1997 are entitled to notice of and to vote at the Meeting. On that date, the Company had outstanding 16,679,638 shares of Class A Common Stock and 17,178,450 shares of Class B Common Stock.

         Under New York law and the Company's By-Laws, the presence in person or by proxy of the holders of a majority of the shares of the Class A Common Stock and the Class B Common Stock entitled to vote is necessary to constitute a quorum at the Meeting. For these purposes, shares which are present or represented by proxy at the Meeting will be counted regardless of whether the holder of the shares or the proxy fails to vote on a proposal ("abstentions") or whether a broker with authority fails to exercise its authority with respect thereto (a "broker non-vote"). For the purposes of tabulating votes cast on proposals presented to shareholders, abstentions will have the same effect as negative votes, except that abstentions will have no effect on the election of directors because directors are elected by a plurality. Broker non-votes will not be included in the tabulation of votes cast on proposals presented to shareholders because shares held by a broker are not considered to be entitled to vote on matters as to which broker authority is withheld. Pursuant to the rules of the New York Stock Exchange, on which exchange the Class A Common Stock is traded, brokers holding shares for a beneficial owner will not have discretion to vote on the proposal to approve the Company's 1998 Option Plan. On all matters to be voted upon at the Meeting and any adjournment or postponement thereof, the holders of the Class A Common Stock and the Class B

Common Stock vote together as a single class, with each record holder of Class A Common Stock entitled to one vote per share of Class A Common Stock and each record holder of Class B Common Stock entitled to 10 votes per share of Class B Common Stock.

         The Board of Directors does not intend to bring any matter before the Meeting except as specifically indicated in the foregoing notice, nor does the Board of Directors know of any matters which anyone else proposes to present for action at the Meeting. If any other matters properly come before the Meeting, however, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS


         The information set forth on the following table is furnished as November 28, 1997 (except as otherwise noted), with respect to any person (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) who is known to the Company to be the beneficial owner of more than 5% of any class of the Company's voting securities. Except as otherwise indicated, the persons listed below have advised the Company that they have sole voting and investment power with respect to the shares listed as owned by them.

                                        Class A Common Stock(1)         Class B Common Stock
                                      --------------------------        ---------------------
                                           Amount &                        Amount &
                                          Nature of                       Nature of                     % Ownership
                                          Beneficial        Percent       Beneficial      Percent        of Common        % Voting
                                          Ownership         of Class      Ownership       of Class       Stock(2)         Power(3)
                                      ----------------     --------      ----------       -------      -------------     ---------
William Blair & Company, L.L.C.(4)          1,530,555           9.2%             --           --                4.5%            *
Pilgrim Baxter Grieg & Assoc.(5)            1,466,500           8.8              --           --                4.3             *
T. Rowe Price Associates, Inc.(6)           1,202,800           7.2              --           --                3.5             *
Capital Research and Management(7)          1,188,700           7.1              --           --                3.5             *
Ohio Public Employees Retirement
  System(8)                                 1,000,000           6.0              --           --                3.0             *
Wilke/Thompson Capital
  Management(9)                               858,550           5.1              --           --                2.5             *
Mitchell Jacobson(10)                          40,526            *        8,791,264(11)      51.2%             26.0           46.7%
Marjorie Gershwind(10)                         33,158            *        4,523,186          26.3              13.5           24.0
Sidney Jacobson(10)                               100            *        2,608,000(12)      15.2               7.7           13.8

------------------

*    Less than 1%

(1) Does not include shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock. Shares of Class B Common Stock are convertible at any time into shares of Class A Common Stock on a share-for-share basis.

(2) Indicates percentage ownership of the aggregate number of outstanding shares of Class A Common Stock and Class B Common Stock. See Note 1.

(3) Indicates percentage of aggregate number of votes which can be cast. On all matters to be voted upon at the Meeting and any adjournment or postponement thereof, the holders of the Class A Common Stock and the Class B Common Stock vote together as a single class, with each record holder of Class A Common Stock entitled to one vote per share of Class A Common Stock and each record holder of Class B Common Stock entitled to 10 votes per share of Class B Common Stock.

                                         (Footnotes continued on following page)

(Footnotes continued from previous page)

(4) Information as to shares owned by William Blair & Company, a registered investment advisor, is as of September 30, 1997, as set forth in a Schedule 13F filed with the Securities and Exchange Commission. The address of William Blair & Company is 222 West Adams Street, Chicago, Illinois, 60606-5312.

(5) Information as to shares owned by Pilgrim Baxter Grieg & Associates, a registered investment advisor, is as of September 30, 1997, as set forth in a Schedule 13F filed with the Securities and Exchange Commission. The address of Pilgrim Baxter Grieg & Associates is 1255 Drummers Lane, Suite 300, Wayne, Pennsylvania 19087.

(6) Information as to shares owned by T. Rowe Price Associates, Inc., a registered investment advisor, is as of September 30, 1997, as set forth in a Schedule 13F filed with the Securities and Exchange Commission. The address of T. Rowe Price Associates, Inc. 100 E. Pratt Street, Baltimore, Maryland 21202.

(7) Information as to shares owned by Capital Research & Management, a registered investment advisor, is as of September 30, 1997, as set forth in a Schedule 13F filed with the Securities and Exchange Commission. The address of Capital Research & Management is 333 South Hope Street, Los Angeles, California 90071-1447.

(8) Information as to shares owned by Ohio Public Employees Retirement System, a registered investment advisor, is as of September 30, 1997, as set forth in a Schedule 13F filed with the Securities and Exchange Commission. The address of Ohio Public Employees Retirement System is 277 East Town Street, Columbus, Ohio 43215.

(9) Information as to shares owned by Wilke/Thompson Capital Management, a registered investment advisor, is as of September 30, 1997, as set forth in a Schedule 13F filed with the Securities and Exchange Commission. The address of Wilke/Thompson Capital Management is 3800 Norwest Center, Minneapolis, Minnesota 55402-3934.

(10) The address of each person is c/o MSC Industrial Direct Co., Inc., 151 Sunnyside Boulevard, Plainview, New York 11803-1592.

(11) Includes (a) 8,551,264 shares of Class B Common Stock owned directly by Mitchell Jacobson and (b) 240,000 shares of Class B Common Stock owned by a trust for the issue of Marjorie Gershwind of which trust Mr. Jacobson is the sole trustee and over which shares he may be deemed to have beneficial ownership. Mr. Jacobson disclaims beneficial ownership of the shares of Class B Common Stock owned by such trust.

(12) Reflects the aggregate ownership of Class B Common Stock by four trusts for the benefit of two of Mr. Jacobson's grandchildren. Mr. Jacobson is a co-trustee of two of such trusts and shares voting power and investment control over the shares held by such trusts. Mr. Jacobson is the sole trustee of the other two trusts. Mr. Jacobson disclaims beneficial ownership of all such shares.

Security Ownership of Management

         The following table sets forth certain information regarding the Class A Common Stock and Class B Common Stock beneficially owned by each director and nominee for director of the Company, by the Company's Chief Executive Officer, by each of the Company's four other most highly compensated executive officers and by all directors, nominees for director and executive officers as a group, at the close of business on November 28, 1997. Except as otherwise indicated, the persons listed below have advised the Company that they have sole voting and investment power with respect to the shares listed as owned by them.

                                          Class A Common
                                              Stock(1)                Class B Common Stock
                                      -----------------------        ----------------------
                                        Amount &                       Amount &
                                        Nature of                     Nature of                      % Ownership
                                       Beneficial       Percent       Beneficial       Percent        of Common          % Voting
                                        Ownership       of Class      Ownership       of Class         Stock(2)          Power(3)
                                     -------------     --------     ------------     --------      --------------     ------------
Shelley Boxer ....................         16,117(4)         *               --            --                  *                *
Thomas Eccleston .................          9,969(5)         *               --            --                  *                *
Mitchell Jacobson.................         40,526            *        8,791,264(6)        51.2%              26.0%            46.7%
Sidney Jacobson...................            100            *        2,608,000(7)        15.2                7.7             13.8
Denis Kelly ......................         21,512(8)         *               --            --                  *                *
Raymond Langton...................            100            *               --            --                  *                *
Melvin Redman.....................          2,187(9)         *               --            --                  *                *
James Schroeder ..................         29,529(10)        *               --            --                  *                *
Barbara Schwartz .................         15,232(11)        *               --            --                  *                *
All directors, nominees for director
    and executive officers as a group
    (9 persons)...................        135,272            *       11,399,264           66.4%              33.7%            60.5%

------------------

*    Less than 1%

(1) Does not include shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock. Shares of Class B Common Stock are

     convertible at any time into shares of Class A Common Stock on a share-for-share basis.

(2) Indicates percentage ownership of the aggregate number of outstanding shares of Class A Common Stock and Class B Common Stock. See Note 1.

(3) Indicates percentage of aggregate number of votes which can be cast. On all matters to be voted upon at the Meeting and any adjournment or postponement thereof, the holders of the Class A Common Stock and the Class B Common Stock vote together as a single class, with each record holder of Class A Common Stock entitled to one vote per share of Class A Common Stock and each record holder of Class B Common Stock entitled to 10 votes per share of Class B Common Stock.

(4) Includes 2,000 shares of Class A Common Stock owned directly by Mr. Boxer and 14,117 shares of Class A Common Stock issuable upon the exercise by Mr. Boxer of options that are presently exercisable or exercisable within 60 days of the date of this proxy statement.

(5) Includes 5,263 shares of Class A Common Stock owned directly by Mr. Eccleston and 4,706 shares of Class A Common Stock issuable upon the exercise by Mr. Eccleston of options that are presently exercisable or exercisable within 60 days of the date of this proxy statement.

(6) Includes (a) 8,551,264 shares of Class B Common Stock owned directly by Mitchell Jacobson and (b) 240,000 shares of Class B Common Stock owned by a trust for the issue of Marjorie Gershwind of which trust Mr. Jacobson is the sole trustee and over which shares he may be deemed to have beneficial ownership. Mr. Jacobson disclaims beneficial ownership of the shares of Class B Common Stock owned by such trust.

                                         (Footnotes continued on following page)

(Footnotes continued from previous page)


(7) Reflects the aggregate ownership of Class B Common Stock by four trusts for the benefit of two of Mr. Jacobson's grandchildren. Mr. Jacobson is a co-trustee of two of such trusts and shares voting power and investment control over the shares held by such trusts. Mr. Jacobson is the sole trustee of the other two trusts. Mr. Jacobson disclaims beneficial ownership of all such shares.

(8) Includes 15,000 shares of Class A Common Stock owned directly by Mr. Kelly and 6,512 shares of Class A Common Stock issuable upon the exercise by Mr. Kelly of options that are presently exercisable or exercisable within 60 days of the date of this proxy statement.

(9) Represents shares of Class A Common Stock issuable upon the exercise by Mr. Redman of options that are presently exercisable or exercisable within 60 days of the date of this proxy statement.

(10) Includes 6,000 shares of Class A Common Stock owned directly by Mr. Schroeder and 23,529 shares of Class A Common Stock issuable upon the exercise by Mr. Schroeder of options that are presently exercisable or exercisable within 60 days of the date of this proxy statement.

(11) Includes 9,211 shares of Class A Common Stock owned directly by Ms. Schwartz, 1,315 shares of Class A Common Stock which are jointly owned by Ms. Schwartz and her husband, and 4,706 shares of Class A Common Stock issuable upon the exercise by Ms. Schwartz of options that are presently exercisable or exercisable within 60 days of the date of this proxy statement.

                              ELECTION OF DIRECTORS

         Seven directors will be elected at the Meeting for a term of one year expiring at the annual meeting of shareholders in 1999 and until their respective successors shall have been elected and shall qualify. Each of the nominees for director was previously elected a director of the Company by the shareholders, except for Raymond Langton, who was elected by the directors in July 1997.

         The election of directors requires the affirmative vote of a plurality of the votes cast in person or by proxy at the Meeting. Each proxy received will be cast FOR the election of the nominees named below unless otherwise specified in the proxy.

         Each nominee has indicated that he is willing to serve as a director of the Company, if elected, and the Board of Directors of the Company has no reason to believe that any nominee may become unable or unwilling to serve. In the event that a nominee should become unavailable for election for any reason, the shares represented by a properly executed and returned proxy will be voted for any substitute nominee who shall be designated by the current Board of Directors. There are no arrangements or understandings between any director or nominee for director and any other person pursuant to which such person was selected as a director or nominee for director of the Company.

Name of Nominee                        Principal Occupation                       Age      Director Since
---------------------------------      -----------------------------------     ------      ----------------
Sidney Jacobson.....................   Chairman of the Board of                   79       October 1995
                                           Directors of the Company

Mitchell Jacobson...................   President and Chief Executive              46       October 1995
                                           Officer of the Company


James Schroeder.....................   Vice President and Chief                   57       October 1995
                                           Operating Officer of the
                                           Company

Shelley Boxer.......................   Vice President and Chief                   50       October 1995
                                           Financial Officer of the
                                           Company

Denis Kelly.........................   Managing Director of Prudential            48       April 1996
                                           Securities Incorporated

Melvin Redman.......................   Principal of Redman & Associates           46       April 1996

Raymond Langton.....................   President and Chief Executive              52       July 1997
                                           Officer of SKM Applied
                                           Technology Partners

         Sidney Jacobson was appointed Chairman of the Board of Directors of the Company upon its formation in October 1995. Mr. Jacobson is a co-founder of Sid
Tool Co., Inc., a wholly-owned and the principal operating subsidiary of the Company (the "Operating Subsidiary") and has been the Chairman of the Operating
Subsidiary since June 1982.

         Mitchell Jacobson was appointed President and Chief Executive Officer of the Company upon its formation in October 1995. Mr. Jacobson has also been President and Chief Executive Officer of the Operating Subsidiary since June
1982. From 1976 through May 1982, Mr. Jacobson served as an Executive Vice
President of the Operating Subsidiary.

         James Schroeder was appointed Vice President and Chief Operating
Officer of the Company upon its formation in October 1995. Mr. Schroeder is also
Vice President and Chief Operating Officer of the Operating Subsidiary and has held such positions since 1986.

         Shelley Boxer was appointed Vice President and Chief Financial Officer of the Company upon its formation in October 1995. Mr. Boxer has also been Vice
President and Chief Financial Officer of the Operating Subsidiary since 1993.
Mr. Boxer was the Vice President and Chief Financial Officer of Joyce
International, Inc., a distribution and manufacturing company, from 1992 to 1993. From 1987 to 1992, Mr. Boxer was the Executive Vice President and Chief
Financial Officer of Kinney Systems, Inc., an automobile parking facility and real estate company.

         Denis Kelly has been a director of the Company since April 1996. Mr.
Kelly is a Managing Director of Prudential Securities Incorporated, a position he has held since July 1993. Before July 1993, Mr. Kelly was President of
Denbrook Capital Corporation. Mr. Kelly is also a director of Kenneth Cole
Productions, Inc.

         Melvin Redman has been a director of the Company since April 1996. Mr.
Redman is a principal of Redman & Associates, a management consulting firm. From
1992 to June 30, 1995, Mr. Redman was Senior Vice President of Operations for
Wal-mart Stores, Inc. Prior to 1992, Mr. Redman was Senior Vice President of
Store Planning for Wal-mart.


         Raymond Langton has been a director of the Company since July 1997. Mr.
Langton is currently the President and Chief Executive Officer of SKM Applied
Technology Partners, a leveraged buy-out firm.

                                        6


From 1995 to February 1997, Mr. Langton was the president and Chief Executive
Officer of Chicago Rawhide Worldwide, a manufacturer of sealing devices and subsidiary of SKF USA Inc. (itself a subsidiary of AB SKF of Sweden, a manufacturer of sealing devices and ball bearings). From 1991 to 1995, Mr.
Langton was President and Chief Executive Officer of SKF North America, a manufacturer of ball bearings and subsidiary of SKF USA, Inc. Mr. Langton has also been a director of SKF USA, Inc. since 1991.

         Sidney Jacobson and Mitchell Jacobson are father and son. There are no family relationships among any of the other directors or executive officers of the Company.

Committees, Meetings and Compensation of the Board of Directors

         The Board of Directors held four meetings during the last fiscal year.
Each of the directors attended all of the meetings of the Board of Directors and committees of the Board on which they served, except for Mr. Langton who was elected to the Board of Directors in July 1997. Mr. Langton attended all such meetings that occurred after his election.

         The Board of Directors has an Audit Committee currently comprised of Denis Kelly, Melvin Redman and Raymond Langton. The Audit Committee reviews and evaluates the Company's internal accounting and auditing procedures; recommends to the Board of Directors the firm to be appointed as independent accountants to audit the Company's operations and financial statements; reviews with management and the independent accountants the Company's year-end operating results;
reviews the scope and results of the annual financial and operational audits with the independent accountants; reviews with management the Company's interim operating results; and reviews any non-audit services to be performed by the independent accountants and considers the effect of any such performance on the accountants' independence. The Audit Committee met two times in the fiscal year ended August 30, 1997.

         The Board of Directors has a Compensation Committee, which is currently comprised of Denis Kelly, Melvin Redman and Raymond Langton. The Compensation
Committee is responsible for establishing salaries, bonuses and other compensation for the Company's executive officers. The Compensation Committee also administers the Company's 1995 Stock Option Plan (the "1995 Option Plan") and 1995 Restricted Stock Plan (the "Restricted Stock Plan") and, if approved, will administer the 1998 Option Plan. Pursuant to the 1995 Option Plan, the
Compensation Committee has the authority to determine the persons to whom and the times at which options are to be granted, the number of option shares to be granted and the price and other terms of options and to designate whether options granted are intended to qualify as incentive stock options or are to be non-qualified stock options. Under the Restricted Stock Plan, the Compensation

Committee has the authority to determine the persons to whom and the times at which awards are to be made. The Compensation Committee met three times in the fiscal year ended August 30, 1997.

         The Board of Directors does not have a standing Nominating Committee.

         The Company's policy is not to pay compensation to directors who are also employees of the Company. The Company will grant options to purchase 2,500 shares of Class A Common Stock to non-employee directors upon their election and reelection to the Board of Directors. Directors elected other than at an annual meeting of shareholders will receive a pro rata number of options. If the 1998
Option Plan is approved, non-employee directors would continue to be granted options on a substantially similar basis under such plan. The Company also pays each non-employee director compensation of $10,000 per annum and $1,500 per board meeting.

Executive Officers

         Sidney Jacobson, Mitchell Jacobson, James Schroeder and Shelley Boxer are executive officers of the Company, holding the offices described above. In addition, Thomas Eccleston, Vice President of Plant

                                        7


and Equipment and Secretary, and Barbara Schwartz, Vice President of Human
Resources, are also executive officers of the Company.

         Thomas Eccleston was appointed Vice President of Plant and Equipment and Secretary of the Company upon its formation in October 1995. Mr. Eccleston has also served as Vice President of Plant and Equipment of the Operating
Subsidiary since 1986.

         Barbara Schwartz was appointed Vice President of Human Resources of the
Company upon its formation in October 1995. Ms. Schwartz has also served as Vice
President of Human Resources of the Operating Subsidiary since 1986.

         Each executive officer serves until his successor is appointed and qualified or until earlier resignation, death or removal. There are no arrangements or understandings between any executive officer and any other person pursuant to which he or she was or is to be selected as an officer of the Company. The Operating Subsidiary, however, has entered into employment agreements with each of Sidney Jacobson, the Chairman of the Board of the Company, and Mitchell Jacobson, the President and Chief Executive Officer of the
Company, which are described below.

Section 16(a)  Beneficial Ownership Reporting Compliance

         Based solely upon review of the filings furnished to the Company pursuant to Rule 16(a)-3(e) promulgated under the Exchange Act and written representations from its executive officers, directors and persons who own beneficially more than 10% of either the Class A Common Stock or the Class B
Common Stock, all filing requirements of Section 16(a) of the Exchange Act were complied with during the fiscal year ended August 30, 1997, except that Mitchell
Jacobson, President and Chief Executive Officer of the Company, failed to file timely two reports, each covering one transaction.

                             EXECUTIVE COMPENSATION

         The following table sets forth, for the Company's last three fiscal years, the aggregate compensation awarded to, earned by or paid to the Company's
Chief Executive Officer and to each of the Company's other four most highly compensated executive officers (collectively, the "Named Executive Officers") who were serving as executive officers at the end of the Company's last fiscal year, for services rendered in all capacities to the Company and its subsidiaries. All compensation noted below, other than stock options and restricted stock, was paid by the Operating Subsidiary.

                                        8


                           Summary Compensation Table


                                                                             Long-Term Compensation
                                                                             -----------------------
                                              Annual Compensation                    Awards
                                    -------------------------------------    -----------------------
                                                                             Restricted  Securities
                            Fiscal                              Other Annual     Stock    Underlying    All Other
Name and Principal Position  Year      Salary      Bonus(1)     Compensation   Award(s)     Options   Compensation(2)
------------------------   ------   ----------  -----------   -------------  ----------  ----------  -------------
Mitchell Jacobson           1997      $408,400         --         $ 8,710(3)       --            --     $132,842(4)
   President and Chief      1996       408,139         --           9,110(3)       --            --      129,900(4)
   Executive Officer        1995       405,654   $230,000          11,127(3)       --            --      145,920(4)

Sidney Jacobson             1997       259,615         --           5,808(5)       --            --        6,768
   Chairman of the          1996       403,846         --           4,950(5)       --            --           --
   Board                    1995       675,000    500,000           1,908(5)       --            --        4,497

James Schroeder             1997       311,944         --           5,701(6)       --        15,000      701,376(7)
   Vice President and       1996       304,326    180,000           5,542(6)       --        58,824      301,350(7)
   Chief Operating Officer  1995       253,243    145,000           5,952(6)       --            --        2,996

Shelley Boxer               1997       184,154         --           7,779(8)       --        10,000          746
   Vice President and       1996       179,477     88,000           7,638(8)       --        35,294          522
   Chief Financial Officer  1995       172,227     60,000           8,041(8)       --            --        1,459

Barbara Schwartz            1997       111,461         --           2,516(9)       --         3,750        2,127
   Vice President,          1996        95,267     45,000           3,807(9)  174,917        11,765        1,333
   Human Resources          1995        95,096     40,000           5,346(9)       --            --        3,290


     No stock appreciation rights ("SARs") or long-term incentive plan ("LTIP")

payments, as defined in the regulations of the Exchange Act governing the solicitation of proxies, were awarded to, earned by or paid to any of the Named Executive Officers during any of the last three fiscal years.

---------------

(1) Cash bonuses are generally paid during the fiscal year following the year of award. For fiscal 1996, the Compensation Committee and the Board of Directors granted stock options to each of the Executive Officers, but did not award cash bonuses. No options were granted to Mr. Mitchell Jacobson or Mr. Sidney Jacobson who received no compensation other than their base salaries. Bonus amounts paid in fiscal 1996 and fiscal 1995 represent bonuses awarded for the prior fiscal year, except that in fiscal 1995, a $200,000 bonus earned by Mr. Mitchell Jacobson with respect to fiscal 1995 was paid in fiscal 1995 and a $250,000 bonus earned by Mr. Sidney Jacobson with respect to fiscal 1995 was paid in fiscal 1995.

(2) Unless otherwise noted, amounts represent group term life insurance benefits paid by the Company.

(3) Includes automobile allowances of approximately $8,063, $6,780 and $8,325 paid by the Company in fiscal 1997, fiscal 1996 and fiscal 1995, respectively, and matching contributions to the Operating Subsidiary's 401(k) Plan of approximately $647, $2,330 and $2,802 paid by the Company in fiscal 1997, fiscal 1996 and fiscal 1995, respectively.

(4) Includes group term life insurance benefits of approximately $552, $261 and $229 paid by the Company in fiscal 1997, fiscal 1996 and fiscal 1995, respectively, and split dollar life insurance premiums of approximately $132,290, $129,639 and $145,691 paid by the Company in fiscal 1997, fiscal 1996 and fiscal 1995, respectively. Under the terms of such policies, a portion of the premiums paid by the Company in fiscal 1997, fiscal 1996 and fiscal 1995 have been reimbursed.

(5)  Represents automobile allowances paid by the Company.

(6) Includes automobile allowances of approximately $4,718, $3,240 and $3,366 paid by the Company in fiscal 1997, fiscal 1996 and fiscal 1995, respectively, and matching contributions to the Operating Subsidiary's 401(k) Plan of approximately $983, $2,302 and $2,586 paid by the Company in fiscal 1997, fiscal 1996 and fiscal 1995, respectively.

(7) Includes group term life insurance benefits of $1,376 and $1,350 paid by the Company in fiscal 1997 and fiscal 1996, respectively. Also includes approximately $700,000 and $300,000 accrued by the Company in fiscal 1997 and fiscal 1996, respectively, in respect of annual post-retirement payments to be made to Mr. Schroeder pursuant to the terms and provisions of a written agreement between Mr. Schroeder and the Company which was terminated by the Company on September 1, 1997.


(8) Includes automobile allowances of approximately $6,151, $5,270 and $5,490 paid by the Company in fiscal 1997, fiscal 1996 and fiscal 1995, and matching contributions to the Operating Subsidiary's 401(k) Plan of approximately $1,628, $2,368 and $2,551 paid by the Company in fiscal 1997, fiscal 1996 and fiscal 1995, respectively.

(9) Includes automobile allowances of approximately $1,388, $2,294 and $3,920 paid by the Company in fiscal 1997, fiscal 1996 and fiscal 1995, respectively, and matching contributions to the Operating Subsidiary's 401(k) Plan of approximately $1,128, $1,513 and $1,426 paid by the Company in fiscal 1997, fiscal 1996 and fiscal 1995, respectively.

Stock Option Plan

                        Option Grants in Last Fiscal Year

         The following table sets forth information with respect to the grant of stock options under the 1995 Option Plan by the Company during the fiscal year ended August 30, 1997 to the Named Executive Officers.

                                                                                             Potential Realizable Value at
                                                                                                Assumed Annual Rates of
                                                                                              Stock Price Appreciation for
                                                    Individual Grants                                 Option Term
                              -------------------------------------------------------        ---------------------------
                                             Percentage of
                                             Total Options
                                               Granted to
                                              Employees in      Exercise
                                 Options      Fiscal Year        Price         Expiration
Name                           Granted (#)        (%)            ($/sh)           Date           5% ($)         10% ($)
--------------------------    -------------  -------------   -------------   -------------   -------------   -------------
Mitchell Jacobson...........              0           0%           $     0                -     $        0      $        0
Sidney Jacobson.............              0            0                 0                -              0               0
James Schroeder.............         15,000          3.5             30.50         04/28/07        287,719         729,137
Shelley Boxer...............         10,000          2.3             30.50         04/28/07        191,813         486,091
Barbara Schwartz............          3,750           .9             30.50         04/28/07         71,930         182,284


                      Option Exercises in Last Fiscal Year
                        and Fiscal Year-End Option Values


         The following table sets forth information with respect to the value at

August 30, 1997 of unexercised stock options held by the Named Executive Officers. No stock options were exercised in fiscal 1997.

                                                    Number of Securities              Value of Unexercised
                                                   Underlying Unexercised                 In-the-Money
                                                       Options at FYE                    Options at FYE
Name                                              Exercisable/Unexercisable       Exercisable/Unexercisable(1)
-----------------------------------------      ----------------------------      ----------------------------
Mitchell Jacobson...........................                         0/0           $                   0/0
Sidney Jacobson.............................                         0/0                               0/0
James Schroeder.............................               11,765/62,059                 254,414/1,169,530
Shelley Boxer...............................                7,058/38,236                   152,629/711,836
Barbara Schwartz............................                4,195/20,531                    90,717/400,854

---------------

(1) Fair market value of securities underlying the options at fiscal year end minus the exercise price of the options at exercise price.

Employment Arrangements and Compensation Plans

         Sidney Jacobson is employed as Chairman of the Board of Directors of the Operating Subsidiary pursuant to an employment agreement, dated as of January 2, 1994 and amended as of October 30, 1995, which expires in January 2004. Mr. Jacobson is required to devote his full working time to the affairs of the Operating Subsidiary. Under Mr. Jacobson's employment agreement, he receives an annual base salary of $250,000 (which was reduced effective October 30, 1995 from $650,000) and is entitled to participate in employee benefit and other fringe plans made available to the executives of the Operating Subsidiary. If the cost of living increases by more than 6% per annum, Mr. Jacobson's annual base salary is subject to a percentage increase equal to the percentage cost of living increase. The employment agreement also provides for a benefit of $200,000 per year until January 2, 2004 payable to Mr. Jacobson's wife in the event of his death. Under the employment agreement, if Mr. Jacobson's employment is terminated because he becomes incapacitated due to physical or mental illness he would continue to receive his salary for a six month period following such termination and, thereafter, would receive $200,000 per year for the balance of his employment term. Mr. Jacobson would also continue to be carried on the Operating Subsidiary's health and other insurance plans. The employment agreement provides that Mr. Jacobson may, at his option, elect to become a consultant and advisor to the Operating Subsidiary at an annual fee of $300,000, in which event Mr. Jacobson will be required to be available to the Company for up to 10 hours per week, not to exceed 40 hours in any given month. Mr. Jacobson does not have any current intention to make such election, and any such election would not be expected to have a material impact on the Operating Subsidiary.

         Mitchell Jacobson is employed as President and Chief Executive Officer of the Operating Subsidiary pursuant to an employment agreement, dated as of August 1, 1994, which expires on the earlier of August 1, 2004 or 90 days after Mr. Jacobson's written election to terminate his employment. Mr. Jacobson is required to devote his full working time to the affairs of the Operating Subsidiary. Under his employment agreement, Mr. Jacobson receives an annual base salary (currently set at $408,400), an annual bonus payment equal to the product of Mr. Jacobson's annual salary and a percentage representing the average percentage bonus granted to all other senior executives of the Operating Subsidiary during the applicable fiscal year. Mr. Jacobson is also entitled to participate in employee benefit and other fringe benefit plans made available to the executives of the Operating Subsidiary. Under the employment agreement, Mr. Jacobson's annual base salary is subject to an annual cost of living adjustment equal to the percentage increase, if any, in a specified Consumer Price Index. The employment agreement also provides that in the event Mr. Jacobson's employment is terminated because he becomes incapacitated due to physical or mental illness, Mr. Jacobson will receive payment of salary for a six-month period following such termination and $200,000 per year for the balance of his employment term. In the event of Mr. Jacobson's death, the agreement provides that his wife will receive $400,000 per year for a period of three years.

         James Schroeder is employed as Vice President and Chief Operating Officer of the Company. Mr. Schroeder and the Company are parties to a written agreement which provides for annual benefit payments to Mr. Schroeder for seven years upon his retirement or, his termination by the Company without cause or, in the event of his death, to his designated beneficiary. The benefit is based upon the growth in the Company's earnings before interest and taxes over a certain base amount. The Company may terminate the agreement at any time and elect to prepay Mr. Schroeder any benefits accrued by the Company up to the date of such termination. The Company exercised its right to terminate the agreement with Mr. Schroeder as of September 1, 1997. Under the terms of the agreement, the Company is obligated to accrue to Mr. Schroeder's benefit the total amount that would be due as if September 1, 1997 were Mr. Schroeder's normal retirement date. Accordingly, the Company accrued $700,000 in fiscal 1997. The total amount due to Mr. Schroeder is approximately $1,000,000 (including $300,000 accrued in fiscal 1996). This amount will accrue interest until Mr. Schroeder's normal retirement date and may be prepaid, at the Company's election, at any time, without penalty.

                        COMPENSATION COMMITTEE INTERLOCKS
               AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

         For most of the fiscal year ended August 30, 1997, the Compensation Committee consisted of Denis Kelly and Melvin Redman, with Mitchell Jacobson, a director and the President and Chief Executive Officer of the Company, serving as an ex officio member for the Compensation Committee. Mr. Jacobson stepped down in July 1997 upon the appointment to the Compensation Committee of Raymond Langton in connection with Mr. Langton's election as a director. With the exception of Mr. Jacobson, none of the members of the Compensation Committee was, during such year or in the past, an officer of the Company or any of its subsidiaries or, except as set forth below, had any relationship with the Company other than serving as a director of the Company. In addition, no executive officer of the Company served as a director or a member of the compensation committee of any other entity one of whose executive officers served as a director or on the Compensation Committee of the Company.

Certain Relationships and Related Transactions Involving Members of the Compensation Committee

         An entity owned and controlled by Mitchell Jacobson, a director and the President and Chief Executive Officer of the Company, and Marjorie Gershwind, Mr. Jacobson's sister, leases a distribution center, located in Atlanta, Georgia, to the Operating Subsidiary. The square footage of the distribution center is approximately 340,000 square feet. The rent paid by the Operating Subsidiary was approximately $1,220,000 in fiscal 1997 and is anticipated to be approximately $1,220,000 in fiscal 1998. The rent to be paid by the Operating Subsidiary under the remaining lease term, which expires or is subject to renewal in fiscal 2010, for the Atlanta, Georgia distribution center is approximately $15,750,000. Another entity owned and controlled by Mr. Jacobson and Ms. Gershwind leased a distribution center located in Central Islip, New York to the Operating Subsidiary. The term of the lease expired in fiscal 1997 and was not renewed. The rent paid by the Operating Subsidiary in fiscal 1997 with respect to such lease was $383,706. Additionally, six other entities owned or controlled by Mitchell Jacobson and Marjorie Gershwind lease certain branch offices to the Operating Subsidiary. The aggregate square footage of such branch offices is approximately 165,000 square feet. The aggregate rent paid by the Operating Subsidiary to lease these branch offices was approximately $723,000 in fiscal 1997 and is anticipated to be approximately $723,000 in fiscal 1998. The aggregate rent to be paid by the Operating Subsidiary under the remaining lease terms, the last of which expires in fiscal 2003, is approximately $1,472,000. The Company believes that the terms of the foregoing arrangements are at least as favorable to the Company as could have been obtained from unaffiliated third parties.

         The Company was also a guarantor of loans made to the entities which lease properties to the Operating Subsidiary and are controlled by Mr. Jacobson and Ms. Gershwind. In fiscal 1997, the Company ceased to be a guarantor of such loans. The Company is guarantor of certain loans made to Esco Management Corp., an entity jointly controlled by the Operating Subsidiary and Mr. Jacobson and Ms. Gershwind. The largest amount of such loans to Esco Management Corp. that was outstanding in fiscal 1997 was approximately $483,000 and the current amount outstanding is approximately $51,000. The current interest rate on and maturity date of each of the loans are 6.625% and April 27, 1999, respectively.

         On September 25, 1996 and July 30, 1997, the Company and certain shareholders of the Company sold an aggregate of 6,500,000 and 1,550,000 shares of Class A Common Stock, respectively, in two separate public offerings. Prudential Securities Incorporated acted as a representative of the underwriters for each such offering. Denis Kelly, a director and member of the Compensation Committee and the Audit Committee of the Board of Directors of the Company, is a Managing Director of Prudential Securities Incorporated.


         During the fiscal year ended 1997, the Company paid Redman & Associates an aggregate of approximately $46,000 for certain management consulting services provided to the Company. Melvin Redman is a principal of Redman & Associates and is also a director and member of the Compensation Committee and the Audit Committee of the Board of Directors of the Company.

                        REPORT OF COMPENSATION COMMITTEE
                            ON EXECUTIVE COMPENSATION

         For most of the past fiscal year, the Compensation Committee (the "Committee") was comprised of Denis Kelly and Melvin Redman, with Mitchell Jacobson, a director and the President and Chief Executive Officer of the Company, serving as an ex officio member of the Committee. In July 1997, Mr. Jacobson was replaced by Raymond Langton upon Mr. Langton's election to the Board and appointment to the Committee. Mr. Jacobson did not take part in any discussions of the Committee relating to the determination of his compensation.

         The Committee is responsible for recommending to the Board of Directors the overall direction for the executive compensation strategy of the Company and for the ongoing monitoring of the strategy's implementation. In addition to recommending and reviewing the compensation of the executive officers, it is the responsibility of the Committee to recommend new incentive compensation plans and to implement changes and improvements to existing compensation plans, all subject to approval by the Board of Directors. The Committee makes its compensation determinations based upon its own analysis of information it compiles and the business experience of the members. In addition, the views of Mitchell Jacobson, as President and Chief Executive Officer of the Company, are, and will continue to be, considered by the members of the Committee in their review of the performance and compensation of individual executives. The Company will engage an outside compensation consultant to assist the Committee if the members of the Committee so request.

Overall Policy

         The Committee believes that the Company's executive officers constitute a highly qualified management team and are largely responsible for the Company's success. The Committee further believes that the stability of the management team is a contributing factor to the Company's success. In order to promote stability, the Company's strategy is to (i) compensate its executive officers principally through a stable base salary set at a sufficiently high level to retain and motivate these officers, (ii) link a portion of the executive officers' compensation to their performance and the Company's profitability for each fiscal year, and (iii) align the financial interests of the Company's executive officers with those of the Company's shareholders. The compensation objectives of the Committee and the Board of Directors are designed to provide competitive levels of compensation consistent with the Company's annual and long-term performance goals, recognize individual initiative and achievements and assist the Company in attracting and retaining qualified executives.

         The major elements of the executive compensation program are base salary, annual incentive bonuses and long-term incentive compensation in the form of stock options and restricted stock. Executive officers are also entitled to customary benefits generally available to all employees of the Company, including group medical and life insurance and a 401(k) plan. Base salary, bonuses and benefits are paid by the Operating Subsidiary. Overall compensation is intended to be consistent with companies of similar characteristics (size, profitability, business lines, growth, etc.) (the "peer group"). The peer group for purposes of determining compensation of executive officers is not the same group of companies which are included in the industry index which appears on the performance graph contained in this proxy statement. The purpose of the industry index is to compare the performance of the Class A Stock to the performance of the stock of companies with similar businesses to the Company. The peer group for purposes of compensation matters is based upon companies with characteristics similar to the Company, including, but not limited to, type of business, in order to provide a more accurate measure of the compensation paid to executives of comparable companies. In any particular year, the Company's executives may be paid more or less than the executives of competitors, depending upon the Company's overall financial performance and other factors. For the fiscal year ended August 30, 1997, the Committee believes that the Company's senior executives were paid at approximately the median as compared to comparable executives in the peer group.

Federal Income Tax Deductibility of Executive Compensation

         Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") limits the amount of compensation a publicly held corporation may deduct as a business expense for Federal income tax purposes. The limit, which applies to a company's chief executive officer and the four other most highly compensated executive officers, is $1 million, subject to certain exceptions (including the exclusion from the cap generally of performance-based compensation). The Committee has determined that compensation payable to the executive officers should generally meet the conditions required for full deductibility under Internal Revenue Code Section 162(m). While the Company does not expect to pay its executive officers compensation in excess of the Section 162(m) deductibility limit, the Committee also recognizes that in certain instances it may be in the best interest of the Company to provide compensation that is not fully deductible.

Base Salary

         Base salaries for the Company's senior executives are influenced by a variety of objective and subjective factors. Particular consideration is given to a comparison of the salaries at companies in the peer group and the executive's level of responsibility, tenure with the Company, prior year's compensation and effectiveness of management. The Committee has also relied heavily on the recommendations of Mitchell Jacobson, a director and the Company's President and Chief Executive Officer, in setting the compensation of the other executive officers, other than Sidney Jacobson. The base salary for Sidney Jacobson, the Chairman of the Board of the Company, for fiscal 1997 was fixed under his employment agreement with the Operating Subsidiary. The terms of Sidney Jacobson's employment agreement were determined by negotiations between

Mr. Jacobson and the Operating Subsidiary and are reflective of his level of responsibility and tenure with the Operating Subsidiary. A detailed description of Mr. Jacobson's employment agreement (as well as the employment agreement between the Operating Subsidiary and Mitchell Jacobson, a director and the Company's President and Chief Executive Officer) appears on page 11 of this proxy statement.

Annual Incentive Bonuses

         Each fiscal year, the Company establishes a bonus pool in an amount equal to 8-1/2% of the Company's pre-tax profits for that year. All employees of the Company, including its executive officers, are eligible to receive bonuses, but the award of bonuses to the employees generally and to any employee specifically are at the Committee's sole discretion based on the members' qualitative and quantitative evaluation of the Company's performance during such year. Factors considered in awarding a bonus to a specific executive officer include level of responsibility, exhibited individual initiative, effectiveness of management and seniority. Bonuses to the Company's senior executive officers are based on a percentage of their annual salaries. Pursuant to his employment agreement with the Operating Subsidiary, Mitchell Jacobson, a director and the Company's President and Chief Executive Officer, is entitled to receive a bonus based on his annual salary and the average percentage bonus granted to all other senior executive officers of the Company.

         The Committee does not currently establish specific performance criteria which must be met in order to earn bonuses. The Committee may consider setting objective standards in the future.

Long-Term Incentive Compensation

         The Company reinforces the importance of producing satisfactory returns to shareholders over the long term through the operation of the 1995 Option Plan and the Restricted Stock Plan. Stock option grants and restricted stock awards provide executives with the opportunity to acquire an equity interest in the Company and align the executive's interest with that of the shareholders to create shareholder value as reflected in growth in the price of the Class A Common Stock.

         1995 Option Plan. The 1995 Option Plan is administered by the Committee, which may designate granted options as incentive stock options, non-qualified stock options or a combination thereof. The Committee has the discretion, subject to certain limitations, to determine the participants under the 1995 Option Plan, the time and price at which options will be granted, the period during which options will be exercisable and the number of shares subject to each option. Under the 1995 Option Plan, the per share exercise price of any option which is a non-incentive stock option may not be less than 85% of the fair market value of a share of Class A Common Stock on the date of grant (except for non-incentive stock options granted to any person who is or may reasonably be expected to become a "covered employee" under section 162(m)(3) of the Code, in which case the per share exercise price of such options may not be less than 100% of such fair market value). The aggregate fair market value of the shares of Class A Common Stock for which a participant may be granted incentive stock options which are exercisable for the first time in any calendar year may not exceed $100,000. No participant may be granted options to purchase more than 1,000,000 shares of the Class A Common Stock. This approach provides an incentive to the executive officers to increase shareholder value over the long term, since the full benefit of the options granted cannot be realized unless stock price appreciation occurs over a number of years.

         On November 11, 1997, the Board of Directors adopted, subject to shareholder approval, the 1998 Option Plan. The 1998 Option Plan is intended to replace the 1995 Option Plan which has insufficient shares to continue to provide the proper incentive to the employees and directors of the Company.

         Restricted Stock Plan. Pursuant to the Restricted Stock Plan, the Committee will only regrant currently outstanding restricted shares of Class A Common Stock to selected employees of the Company, including its executive officers. The Committee, however, will not grant any authorized but unissued restricted shares and will only regrant issued and outstanding restricted shares currently held by employees of the Company if and to the extent any such restricted shares are returned to the Company through forfeiture. Pursuant to the Restricted Stock Plan, forfeiture of restricted shares by employees of the Company shall occur if such employee leaves the employ of the Company for any reason other than death or permanent disability or termination of employment without cause, at which time all restricted shares purchased by such individual shall be returned to the Company. The shares vest in one-fifth increments over a five-year period commencing on the first anniversary of the date of the award. The purpose of the Restricted Stock Plan is to encourage ownership of the Class A Common Stock by employees, thereby fostering a "shareholder perspective" among the participants, and to provide the employees with additional incentive to promote the Company's success, thereby promoting executive retention and longterm achievement.

Chief Executive Officer's Fiscal 1997 Compensation

         The compensation paid to the Company's Chief Executive Officer, Mitchell Jacobson, in fiscal 1997 consisted solely of base salary and was established pursuant to his employment agreement with the Operating Subsidiary. The terms of the agreement are described in detail on pages 11 and 12 of this proxy statement. Under the terms of his employment agreement, Mr. Jacobson received an annual base salary of $408,400. Mr. Jacobson did not receive any bonus compensation in fiscal 1997. Under the terms of Mr. Jacobson's employment agreement, he is only entitled to receive a bonus based upon the average percentage bonus paid to the Company's other executive officers and no bonuses were paid to any executive officers during fiscal 1997. Due to his substantial stock ownership, the Committee decided that it was not necessary to provide Mr. Jacobson with additional long-term incentive through the grant of stock options.

Compensation Committee


         Denis Kelly                Melvin Redman               Raymond Langton

Stock Performance Graph

         The following graph compares the yearly percentage change in the total shareholder return on the Company's Class A Common Stock during the period beginning on December 20, 1995 (the date on which the Class A Common Stock began trading publicly on the New York Stock Exchange) and ending on August 30, 1997 with the cumulative total return on Standard & Poor's MidCap 400 Index and the Dow Jones Other Industrial & Commercial Services Index. The comparison assumes that $100 was invested on December 15, 1995 in the Class A Common Stock and on November 30, 1995 in the foregoing indices and assumes the reinvestment of dividends.

                 COMPARISON OF 20-MONTH CUMULATIVE TOTAL RETURN*

    Among MSC Industrial Direct Co., Inc., Standard & Poor's MidCap 400 Index and the Dow Jones Other Industrial and Commercial Services Index


                                     [GRAPH]


                                                                      Cumulative Total Return
                                                                      -----------------------
                                            12/15/95     2/96     5/96     8/96     11/96     2/97      5/97      8/97
                                            --------     ----     ----     ----     -----     ----      ----      ----
MSC Industrial Direct Co., Inc...........      100        146      184      167      197       174       188       214

Standard & Poor's Midcap
   400 Index.............................      100        105      111      107      119       122       131       147

Dow Jones Other Industrial and
   Commercial Services Index.............      100        104      115      107      115       110       120       124


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Erik Gershwind, the nephew of Mitchell Jacobson, a director and the Chief Executive Officer of the Company, and the son of Marjorie Gershwind, Mr. Jacobson's sister and the beneficial owner of in excess of 5% of the outstanding shares of Class B Common Stock, is employed by the Company as a Manager in the Sales Department. Mr. Gershwind is currently compensated at the rate of $89,250 per annum. Mr. Gershwind is also entitled to participate in all of the employee benefit plans available to all of the Company's employees.


         In fiscal 1991, the Company extended a loan to James Schroeder, a Vice President and the Chief Operating Officer of the Company, which is evidenced by a promissory note in the principal amount of $200,000 and accrues interest at the prime rate. The amount of such loan to Mr. Schroeder that was outstanding in fiscal 1997 was approximately $85,000.

         See "Compensation Committee Interlocks and Insider Participation in Compensation Decisions" for certain relationships and related party transactions involving certain of the Company's directors.

                       APPROVAL OF 1998 STOCK OPTION PLAN

         On November 11, 1997, the Board of Directors adopted, subject to shareholder approval, the 1998 Option Plan which will become effective on January 9, 1998. The 1998 Option Plan is intended to replace the 1995 Option Plan which has insufficient shares to enable the Company to continue to provide the proper incentive to its employees and directors.

         The following summary of certain features of the 1998 Option Plan is qualified in its entirety by reference to the full text of the Plan, which is attached to this proxy statement as Exhibit A.

         The 1998 Option Plan authorizes the grant of up to an aggregate of 3,000,000 shares of Class A Common Stock to employees of and consultants to the Company and its subsidiaries and to directors of the Company who are not employees. Under the 1998 Option Plan, the Company may grant to eligible individuals incentive stock options, as defined in Section 422(b) of the Code and/or non-incentive stock options.

         The Board of Directors recommends a vote FOR the adoption of the 1998 Option Plan.

Nature and Purpose of the 1998 Option Plan

         The purpose of the 1998 Option Plan is to induce certain employees, directors and consultants to remain in the employ, or to continue to serve as directors and consultants, of the Company and its subsidiaries, to attract new individuals to enter into such employment or service and to encourage such individuals to secure stock ownership in, or increase on reasonable terms their stock ownership in, the Company. The Board of Directors believes that the granting of options under the 1998 Option Plan will promote continuity of management and increased incentive and personal interest in the welfare of the Company by those who are or may become primarily responsible for shaping and carrying out the long-range plans of the Company and securing its continued growth and financial success.

Duration and Modification

         The 1998 Option Plan will terminate not later than January 8, 2008. The

Board of Directors may at any time terminate the 1998 Option Plan or make such modifications to the 1998 Option Plan as it may deem advisable. However, the Board may not, without approval by the shareholders of the Company, increase the number of shares of Class A Common Stock as to which options may be granted under the 1998 Option Plan, change the manner of determining option prices, change the class of persons eligible to participate in the 1998 Option Plan or extend the period during which an option may be granted or exercised.

Administration

         The 1998 Option Plan is administered by the Compensation Committee consisting of at least three directors. It is intended that the Compensation Committee consist of members of the Board of Directors who are "non-employee directors" within the meaning of Rule 16b-3 under the Exchange Act and "outside directors" within the meaning of Section 162(m) of the Code. If the Compensation Committee does not have at least three members who qualify as non-employee directors under Rule 16b-3, the committee members will make recommendations to the Board of Directors with respect to option grants (instead of the Committee making the determination) and such recommendations will be subject to approval by the full Board of Directors. The members of the Compensation Committee are appointed annually by, and serve at the pleasure of the Board. The present members of the Compensation Committee are Messrs. Kelly, Redman and Langton. The Compensation Committee has discretion to determine the participants under the 1998 Option Plan, the time and price at which options will be granted, the period during which options will be exercisable, the number of shares subject to each option and whether an option will be an incentive stock option, a non-incentive stock option or a combination thereof. The Committee will not have the discretion to determine any of the foregoing with respect to the non-discretionary options granted to non-employee directors, and all option granted to non-employee directors are non-incentive stock options. The members of the Compensation Committee do not receive additional compensation for serving on the Compensation Committee.

Eligibility and Extent of Participation

         The 1998 Option Plan provides for discretionary grants of options to participants (including any director or officer who is also an employee). As of November 28, 1997, approximately 1,900 persons were eligible to receive options pursuant to the 1998 Option Plan.

         No single participant (including any director or officer who is also an employee) may receive options under the 1998 Option Plan in any one fiscal year of the Company to purchase more than 100,000 shares of Class A Common Stock.

         Directors who are not also employees of the Company receive an annual grant of options to purchase 2,500 shares under the 1998 Option Plan at the first meeting of the Company's Board of Directors immediately following each annual meeting of shareholders. The exercise price of such options is the fair market value of a share of Class A Common Stock on the date of grant (the date of the Board meeting). Non-employee directors elected after such meeting to receive a pro rata grant on the date of their election.

Exercise of Options

         Unless otherwise provided by the Compensation Committee at the time an option is granted, and other than in the case of the annual grant of options to non-employee directors, an option will be exercisable one-fifth on and after the first anniversary of the date of grant, two-fifths on and after the second anniversary of the date of grant, three-fifths on and after the third anniversary of the date of grant, four-fifths on and after the fourth anniversary of the date of grant and in full on and after the fifth anniversary of the date of grant. An annual grant of options to a non-employee director will be exercisable one-half on and after the first anniversary of the date of grant and in full on and after the second anniversary of the date of grant.

         An option may be exercised by a written notice with respect to a specified number of shares and payment of the exercise price for the number of shares so specified. The exercise price of an option may be paid in cash or in shares of Class A Common Stock. The initial per share exercise price for an incentive stock option may not be less than the fair market value thereof on the date of grant, or 110% of such fair market value with respect to a participant who, at such time, owns stock representing more than 10% of the total combined voting power of all classes of stock of the Company. The initial per share exercise price for a non-incentive stock option may not be less than 85% of the fair market value thereof on the date of grant. No non-incentive stock option may be granted to any person who is or may reasonably become a "covered employee" under Section 162(m) of the Code, at a price below fair market value on the date of grant. The initial per share exercise price for the options granted to non-employee directors is the fair market value of the Class A Common Stock on the date of grant.

         No option granted pursuant to the 1998 Option Plan may be exercised more than 10 years after the date of grant, except that incentive stock options granted to participants who own more than 10% of the total combined voting power of all classes of stock of the Company at the time the incentive stock option is granted may not be exercised more than five years after the date of grant. No participant may be granted incentive stock options which are exercisable for the first time in any one calendar year with respect to Class A Common Stock having an aggregate fair market value in excess of $100,000 on the date of grant. No option granted under the 1998 Option Plan is transferable by the optionee other than by death.

         In the event of the death of an optionee, each option granted to him or her will become immediately exercisable in full, and will terminate upon the earlier to occur of the expiration of three months from the date of the qualification of a representative of his or her estate and the date of termination specified in such option.

         In the event that an optionee leaves the employ or ceases to serve as a director of the Company or its subsidiaries by reason of retirement on or after his or her 65th birthday, each option granted to him or her will become immediately exercisable in full, and will terminate upon the earlier to occur of the expiration of three months from the date of such retirement or the date of termination specified in such option.

         In the event that an optionee leaves the employ or ceases to serve as a director of the Company or its subsidiaries for any reason other than death or retirement, each option granted to him or her generally will, to the extent exercisable on the date of his or her termination, terminate on the earlier to occur of the expiration of 30 days after the date of such optionee's termination and the date of termination specified in such option.

         In the event that an optionee leaves the employ or ceases to serve as a director of the Company or its subsidiaries by reason of his or her termination for "cause," each option granted to him or her will terminate immediately.

         If the fair market value of the Class A Common Stock declines below the option price of any option (other than options granted to non-employee directors), the Committee (with the prior approval of the Board of Directors) may adjust, reduce, or cancel and regrant such option or take any similar action it deems to be for the benefit of the optionee in light of such declining value.

         The number of shares available for grant under the 1998 Option Plan and covered by each option granted thereunder will be adjusted in the event of a stock dividend, reorganization, recapitalization, stock split-up, combination of shares, sale of assets, merger or consolidation in which the Company is the surviving corporation or, as may be determined by the Committee, in the event of any other change affecting the number or kind of the Company's outstanding Class A Common Stock. In the event of the dissolution or liquidation of the Company, or a merger, reorganization or consolidation in which the Company is not the surviving corporation, each outstanding but unexercised option will terminate.

Federal Income Tax Consequences of Issuance and Exercise of Options

         The following discussion of the Federal income tax consequences of the granting and exercise of options under the 1998 Option Plan, and the sale of Class A Common Stock acquired as a result thereof, is based on an analysis of the Code (as currently in effect), existing laws, judicial decisions and administrative rulings and regulations, all of which are subject to change. In addition to being subject to the Federal income tax consequences described below, an optionee may also be subject to state and/or local income tax consequences in the jurisdiction in which he or she works and/or resides.

         Non-Incentive Stock Options. No income will be recognized by an optionee at the time a non- incentive stock option is granted.

         Ordinary income will be recognized by an optionee at the time a non-incentive stock option is exercised, and the amount of such income will be equal to the excess of the fair market value on the exercise date of the shares issued to the optionee over the exercise price. This ordinary (compensation) income will also constitute wages subject to the withholding of income tax and the Company will be required to make whatever arrangements are necessary to ensure that the amount of the tax required to be withheld is available for payment in money.


         Capital gain or loss on a subsequent sale or other disposition of the shares of Class A Common Stock acquired upon exercise of a non-incentive stock option will be measured by the difference between the amount realized on the disposition and the tax basis of such shares. The tax basis of the shares acquired upon the exercise of the option will be equal to the sum of the exercise price of an option and the amount included in income with respect to the option.

         If an optionee makes payment of the exercise price by delivering shares of Class A Common Stock, he or she generally will not recognize any gain with respect to such shares as a result of such delivery, but the amount of gain, if any, which is not so recognized will be excluded from his or her basis in the new shares received.

         The Company will be entitled to a deduction for Federal income tax purposes at such time and in the same amount as the amount included in ordinary income by the optionee upon exercise of his or her non-incentive stock option, subject to the usual rules as to reasonableness of compensation and provided that the Company timely complies with the applicable information reporting requirements.

         Incentive Stock Options. In general, neither the grant nor the exercise of an incentive stock option will result in taxable income to an optionee or a deduction to the Company. However, for purposes of the alternative minimum tax, the spread on the exercise of an incentive stock option will be considered as part of the optionee's income.

         The sale of the shares of Class A Common Stock received pursuant to the exercise of an incentive stock option which satisfies the holding period rules will result in capital gain to an optionee and will not result in a tax deduction to the Company. To receive incentive stock option treatment as to the shares acquired upon exercise of an incentive-stock option, an optionee must neither dispose of such shares within two years after the option is granted nor within one year after the exercise of the option. In addition, an optionee generally must be an employee of the Company (or a subsidiary of the Company) at all times between the date of grant and the date three months before exercise of the option.

         If the holding period rules are not satisfied, the portion of any gain recognized on the disposition of the shares acquired upon the exercise of an incentive stock option that is equal to the lesser of (a) the fair market value of the Class A Common Stock on the date of exercise minus the exercise price or
(b) the amount realized on the disposition minus the exercise price, will be treated as ordinary (compensation) income, with any remaining gain being treated as capital gain. The Company will be entitled to a deduction equal to the amount of such ordinary income.

         If an optionee makes payment of the exercise price by delivering shares of Class A Common Stock, he or she generally will not recognize any gain with respect to such shares as a result of such delivery, but the amount of gain, if any, which is not so recognized will be excluded from his or her basis in the new shares received. However, the use by an optionee of shares previously acquired pursuant to the exercise of an incentive stock option to exercise an incentive stock option will be treated as a taxable disposition if the transferred shares were not held by the participant for the requisite holding period.

              SELECTION OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

         The Board of Directors, with the concurrence of the Audit Committee, has selected Arthur Andersen LLP, independent auditors, as accountants for the fiscal year ending August 29, 1998. Although shareholder ratification of the Board of Directors' action in this respect is not required, the Board of Directors considers it desirable for shareholders to pass upon the selection of auditors and, if the shareholders disapprove of the selection, intends to reconsider the selection of auditors for the fiscal year ending August 28, 1999, since it would be impractical to replace the Company's auditors so late into the Company's current fiscal year.

         It is expected that representatives of Arthur Andersen LLP will be present at the Meeting, will have the opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions from shareholders.

         The Board of Directors recommends a vote FOR ratification of the appointment of the independent certified public accountants. Proxies received in response to this solicitation will be voted FOR ratification of the appointment of the independent certified public accountants unless otherwise specified in the proxy.

                              SHAREHOLDER PROPOSALS

         Proposals of shareholders intended to be presented at the annual meeting of shareholders in 1999 must be received by August 10, 1998, in order to be considered for inclusion in the Company's proxy statement and form of proxy relating to that meeting. Shareholder proposals should be directed to the Secretary of the Company, at the address of the Company set forth on the first page of this proxy statement.

                           ANNUAL REPORT ON FORM 10-K

         THE COMPANY WILL PROVIDE TO EACH SHAREHOLDER, WITHOUT CHARGE AND UPON WRITTEN REQUEST, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K. ANY SUCH WRITTEN REQUEST SHOULD BE DIRECTED TO THE OFFICE OF THE CHIEF FINANCIAL OFFICER, MSC INDUSTRIAL DIRECT CO., INC., 151 SUNNYSIDE BOULEVARD, PLAINVIEW, NEW YORK 11803.

         Copies of the 1997 Annual Report to Shareholders are being mailed simultaneously with this Proxy Statement. If you want to save the Company the cost of mailing more than one Annual Report to the same address, the Company will discontinue, at your request to the Secretary of the Company, mailing of the duplicate copy to the account or accounts you select.


                                            By Order of the Board of Directors,

                                            Thomas Eccleston
                                            Secretary

Plainview, New York
December 8, 1997

                                    EXHIBIT A

                         MSC INDUSTRIAL DIRECT CO., INC.
                             1998 STOCK OPTION PLAN

1.                Purpose.

         The purposes of the 1998 Stock Option Plan (the "Plan") are to induce certain employees, directors and consultants to remain in the employ, or to continue to serve as directors and consultants, of MSC Industrial Direct Co., Inc. (the "Company") and its present and future subsidiary corporations (each a "Subsidiary"), as defined in Section 424(f) of the Internal Revenue Code of 1986, as amended (the "Code"), to attract new individuals to enter into such employment or service and to encourage such individuals to secure stock ownership in, or to increase on reasonable terms their stock ownership in, the Company. The Board of Directors of the Company (the "Board") believes that the granting of stock options (the "Options") under the Plan will promote continuity of management and increased incentive and personal interest in the welfare of the Company by those who are or may become primarily responsible for shaping and carrying out the long range plans of the Company and securing its continued growth and financial success. Options granted hereunder are intended to be either (a) "incentive stock options" (which term, when used herein, shall have the meaning ascribed thereto by the provisions of Section 422(b) of the Code) or
(b) options which are not incentive stock options ("non-incentive stock options") or (c) a combination thereof, as determined by the Committee (as hereinafter defined) referred to in Section 4 hereof at the time of the grant thereof.

2.       Effective Date of the Plan.

         The Plan, as adopted by the Board on November 11, 1997, shall become effective on January 9, 1998, subject to ratification by the shareholders of the Company on such date.

3.       Stock Subject to Plan.

         3,000,000 of the authorized but unissued shares of the Class A common stock, $.001 par value, of the Company (the "Class A Common Stock") are hereby reserved for issuance upon the exercise of Options granted under the Plan; provided, however, that the number of shares so reserved may from time to time be reduced to the extent that a corresponding number of issued and outstanding shares of the Class A Common Stock are purchased by the Company and set aside for issuance upon the exercise of Options. If any Options expire or terminate for any reason without having been exercised in full, the unpurchased shares subject thereto shall again be available for the purposes of the Plan. For the purposes of this Section 3, the number of shares purchased upon the exercise of an Option shall be determined without giving effect to the use by a Participant (as hereinafter defined) of the right set forth in Section 10C to deliver shares of the Class A Common Stock in payment of all or a portion of the option price or the use by a Participant of the right set forth in Section 14C to cause the Company to withhold from the shares of the Class A Common Stock otherwise deliverable to him or her upon the exercise of an Option shares of the Class A Common Stock in payment of all or a portion of his or her withholding obligation arising from such exercise.

4.       Committee.

         The Plan shall be administered by a committee consisting of three or more members of the Board (the "Committee") all of whom are intended to be "non-employee directors" within the meaning of Rule 16b-3(b)(3) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and "outside directors" within the contemplation of Section 162(m)(4)(C)(i) of the Code. In the event that there shall not be at least three members of the Committee who qualify as "non-employee" directors within the meaning of Rule 16b-3 of the Exchange Act, all Option grants under the Plan will be made by the Board on the recommendation of the Committee. The Committee shall be appointed annually by the Board, which may at any time and from time to time remove any members of the Committee, with or without cause, and, in accordance with the requirements set forth in the first sentence of this Section 4, appoint additional members to the Committee and fill vacancies, however caused, on the Committee. A majority of the members of the Committee shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members present at a meeting duly called and held or by unanimous written consent. Any decision or determination of the Committee made by unanimous written consent shall be fully as effective as if it had been made at a meeting duly called and held.

5.       Administration.

         Subject to the express provisions of the Plan, the Committee shall have complete authority, in its discretion, to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, to determine the terms and provisions of the respective option agreements or certificates (which need not be identical), to determine the individuals (each a "Participant") to whom and the times and the prices at which Options shall be granted, the periods during which each Option shall be exercisable, the number of shares of the Class A Common Stock to be subject to each Option and whether such Option shall be an incentive stock option or a non-incentive stock option and to make all other determinations necessary or advisable for the administration of the Plan; provided, however, that directors of the Company who are not employed by the Company or any of the Subsidiaries (each a "Non-Employee Director") shall only be granted Options in accordance with the provisions of Section 6B. In making such determinations, the Committee may take into account the nature of the services rendered by the respective employees and consultants, their present and potential contributions to the success of the Company and the Subsidiaries and such other factors as the Committee in its discretion shall deem relevant. The Committee's determination on the matters referred to in this Section 5 shall be conclusive. Any dispute or disagreement which may arise under or as a result of or with respect to any Option shall be determined by the Committee, in its sole discretion, and any interpretations by the Committee of the terms of any Option shall be final, binding and conclusive.

6.       Eligibility.

         A. An Option may be granted only to (i) an employee or consultant of the Company or a Subsidiary, (ii) to the extent provided in Section 6B, a Non-Employee Director and (iii) employees of a corporation or other business enterprise which has been acquired by the Company or a Subsidiary, whether by exchange or purchase of stock, purchase of assets, merger or reverse merger or otherwise, who hold options with respect to the stock of such corporation which the Company has agreed to assume.

         B. (i) At the first meeting of the Board immediately following the annual meeting of the shareholders of the Company held in 1998, and at the first meeting of the Board immediately following each subsequent annual meeting of the shareholders of the Company, each Non-Employee Director shall be granted an Option (a "Non-Employee Director's Formula Option") to purchase 2,500 shares of the Class A Common Stock at the initial per share option price equal to the fair market value of a share of the Class A Common Stock on the date of grant.

                  (ii) Each Non-Employee Director who first becomes a director subsequent to the date of any annual meeting of the shareholders of the Company, and prior to the date of the next succeeding annual meeting of the shareholders of the Company, shall be granted, on the date he or she becomes a director, a Non-Employee Director's Formula Option to purchase the number of shares of the Class A Common Stock equal to the product of (a) 2,500 and (b) a fraction, the numerator of which is the number of full calendar months prior to the next scheduled annual meeting of shareholders and the denominator of which is 12, at the initial per share option price equal to the fair market value of a share of the Class A Common Stock on the date of grant.

                  (iii) A Non-Employee Director may not exercise a Non-Employee Director's Formula Option during the period commencing on the date of the granting of such Option to him or her and ending on the day immediately preceding the first anniversary of such date. A Non-Employee Director may (a) during the period commencing on the first anniversary of the date of the granting of a Non-Employee Director's Formula Option to him or her and ending on the day immediately preceding the second anniversary of such date, exercise such Option with respect to one-half of the shares granted thereby, and (b) during the period commencing on such second anniversary, exercise such Option with respect to all of the shares granted thereby.

7.       Option Prices.

         A. Except as otherwise provided in Section 17, the initial per share option price of any Option which is an incentive stock option shall be the price determined by the Committee, but not less than the fair market value of a share of the Class A Common Stock on the date of grant; provided, however, that, in the case of a Participant who owns (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of the two classes of the Company's common stock (the "Common Stock") at the time an Option which is an incentive stock option is granted to him or her, the initial per share option price shall not be less than 110% of the fair market value of a share of the Class A Common Stock on the date of grant.

         B. Except as otherwise provided in Section 17, the initial per share option price of any Option which is a non-incentive stock option shall not be less than 85% of the fair market value of a share of the Class A Common Stock on the date of the grant; provided, however, that, in the case of a non-incentive stock option granted to a person who is, or in the judgment of the Committee may reasonably be expected to become, a "covered employee" within the meaning of
Section 162(m)(3) of the Code, and in the case of a Non-Employee Director's Formula Option, the initial per share option price shall not be less than the fair market value of a share of the Class A Common Stock on the date of grant.

         C. For all purposes of the Plan, the fair market value of a share of the Class A Common Stock on any date shall be equal to (i) the closing sale price of the Class A Common Stock on the New York Stock Exchange on the business day preceding such date or (ii) if there is no sale of the Class A Common Stock on such Exchange on such business day, the average of the bid and asked prices on such Exchange at the close of the market on such business day.

8.       Option Term.

         Participants shall be granted Options for such term as the Committee shall determine, not in excess of 10 years from the date of the granting thereof; provided, however, that, except as otherwise provided in Section 17, in the case of a Participant who owns (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of the Common Stock of the Company at the time an Option which is an incentive stock option is granted to him or her, the term with respect to such Option shall not be in excess of five years from the date of the granting thereof; provided, further, however, that the term of each Non-Employee Director's Formula Option shall be 10 years from the date of the granting thereof.

9.       Limitations on Amount of Options Granted.


         A. Except as otherwise provided in Section 17, the aggregate fair market value of the shares of the Class A Common Stock for which any Participant may be granted incentive stock options which are exercisable for the first time in any calendar year (whether under the terms of the Plan or any other stock option plan of the Company) shall not exceed $100,000.

         B. Except as otherwise provided in Section 17, no Participant shall, during any fiscal year of the Company, be granted Options to purchase more than 100,000 shares of the Class A Common Stock.

10.      Exercise of Options.

         A. Except as otherwise provided in Section 17 and except as otherwise determined by the Committee at the time of the grant of an Option other than a Non-Employee Director's Formula Option, a Participant may not exercise an Option during the period commencing on the date of the granting of such Option to him or her and ending on the day immediately preceding the first anniversary of such date. Except as otherwise set forth in Sections 9A and 17 and in the preceding sentence, a Participant may (i) during the period commencing on the first anniversary of the date of the granting of an Option to him or her and ending on the day immediately preceding the second anniversary of such date, exercise such Option with respect to one-fifth of the shares granted thereby, (ii) during the period commencing on such second anniversary and ending on the day immediately preceding the third anniversary of the date of the granting of such Option, exercise such Option with respect to two-fifths of the shares granted thereby,
(iii) during the period commencing on such third anniversary and ending on the day immediately preceding the fourth anniversary of the date of the granting of such Option, exercise such Option with respect to three-fifths of the shares granted thereby, (iv) during the period commencing on such fourth anniversary and ending on the day immediately preceding the fifth anniversary of the date of the granting of such Option, exercise such Option with respect to four-fifths of the shares granted thereby and (v) during the period commencing on such fifth anniversary, exercise such Option with respect to all of the shares granted thereby.

         B. Except as hereinbefore otherwise set forth, an Option may be exercised either in whole at any time or in part from time to time.

         C. An Option may be exercised only by a written notice of intent to exercise such Option with respect to a specific number of shares of the Class A Common Stock and payment to the Company of the amount of the option price for the number of shares of the Class A Common Stock so specified; provided, however, that, if the Committee shall in its sole discretion so determine at the time of the grant of any Option, all or any portion of such payment may be made in kind by the delivery of shares of the Class A Common Stock having a fair market value equal to the portion of the option price so paid; provided further, however, that no portion of such payment may be made by delivering shares of the Class A Common Stock acquired upon the exercise of an Option if such shares shall not have been held by the Participant for at least six months; and provided further, however, that, subject to the requirements of Regulation T (as in effect from time to time) promulgated under the Exchange Act, the Committee may implement procedures to allow a broker chosen by a Participant to make payment of all or any portion of the option price payable upon the exercise of an Option and receive, on behalf of such Participant, all or any portion of the shares of the Class A Common Stock issuable upon such exercise.

         D. Except in the case of a Non-Employee Director's Formula Option, the Committee may, in its discretion, permit any Option to be exercised, in whole or in part, prior to the time when it would otherwise be exercisable.

         E. Notwithstanding any other provision of the Plan to the contrary, including, but not limited to, the provisions of Section 10D, if any Participant shall have effected a "Hardship Withdrawal" from a "401(k) Plan" maintained by the Company and/or one or more of the Subsidiaries, then, during the period of one year commencing on the date of such Hardship Withdrawal, such Participant may not exercise any Option using cash. For the purpose of this Section 10E, a Hardship Withdrawal shall mean a distribution to a Participant provided for in Reg. ss. 1.401(k)-1(d)(1)(ii) promulgated under Section 401(k)(2)(B)(i)(iv) of the Code and a 401(k) Plan shall mean a plan which is a "qualified plan" within the contemplation of section 401(a) of the Code which contains a "qualified cash or deferred arrangement" within the contemplation of section 401(k)(2) of the Code.

11.      Transferability.

         No Option shall be assignable or transferable except by will and/or by the laws of descent and distribution and, during the life of any Participant, each Option granted to him or her may be exercised only by him or her.

12.      Termination of Employment.

         A. In the event a Participant leaves the employ of the Company and the Subsidiaries or ceases to serve as a consultant to the Company and the Subsidiaries and/or as a Non-Employee Director of the Company, whether voluntarily or otherwise but other than by reason of his or her death or retirement, each Option theretofore granted to him or her which shall not have theretofore expired or otherwise been cancelled shall, to the extent exercisable on the date of such termination of employment or service and not theretofore exercised, terminate upon the earlier to occur of the expiration of 30 days after the date of such Participant's termination of employment or service and the date of termination specified in such Option. Notwithstanding the foregoing, if a Participant's employment by the Company and the Subsidiaries or service as a consultant and/or as a Non-Employee Director of the Company is terminated for "cause" (as defined herein), each Option theretofore granted to him or her which shall not have theretofore expired or otherwise been cancelled shall, to the extent not theretofore exercised, terminate immediately.

         B. In the event a Participant leaves the employ of the Company and the Subsidiaries or ceases to serve as a consultant to the Company and the Subsidiaries and/or as a Non-Employee Director of the Company by reason of his or her retirement on or after his or her 65th birthday, each Option theretofore granted to him or her which shall not have theretofore expired or otherwise been cancelled shall become immediately exercisable in full and shall, to the extent not theretofore exercised, terminate upon the earlier to occur of the expiration of three months after the date of such retirement and the date of termination specified in such Option.

         C. If a Participant's employment with the Company and the Subsidiaries or service as a consultant to the Company and the Subsidiaries and/or as a Non-Employee Director of the Company terminates by reason of his or her death, each Option theretofore granted to him or her which shall not have theretofore expired or otherwise been cancelled shall become immediately exercisable in full and shall, to the extent not theretofore exercised, terminate upon the earlier to occur of the expiration of three months after the date of the qualification of a representative of his or her estate and the date of termination specified in such Option.

         D. For purposes of the foregoing, the term "cause" shall mean: (i) the commission by a Participant of any act or omission that would constitute a felony under federal, state or equivalent foreign law, (ii) the commission by a Participant of any act of moral turpitude, (iii) disloyalty, fraud, dishonesty, embezzlement, theft, disclosure of trade secrets or confidential information or other acts or omissions that result in a breach of any fiduciary or other material duty to the Company and/or the Subsidiaries or (iv) continued alcohol or other substance abuse that renders a Participant incapable of performing his or her material duties to the satisfaction of the Company and/or the Subsidiaries.

13.      Adjustment of Number of Shares.

         A. If a dividend shall be declared upon the Class A Common Stock payable in shares of the Class A Common Stock, the number of shares of the Class A Common Stock then subject to any Option and the number of shares of the Class A Common Stock reserved for issuance in accordance with the provisions of the Plan but not yet covered by an Option and the number of shares set forth in Sections 6B and 9B shall be adjusted by adding to each share the number of shares which would be distributable thereon if such shares had been outstanding on the date fixed for determining the shareholders entitled to receive such stock dividend. If the outstanding shares of the Class A Common Stock shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation, whether through reorganization, recapitalization, stock split-up, combination of shares, sale of assets, merger or consolidation in which the Company is the surviving corporation, then, there shall be substituted for each share of the Class A Common Stock then subject to any Option and for each share of the Class A Common Stock reserved for issuance in accordance with the provisions of the Plan but not yet covered by an Option and for each share of the Class A Common Stock referred to in Sections 6B and 9B, the number and kind of shares of stock or other securities into which each outstanding share of the Class A Common Stock shall be so changed or for which each such share shall be exchanged.

         B. If there shall be any change, other than as specified in Section

13A, in the number or kind of outstanding shares of the Class A Common Stock, or of any stock or other securities into which the Class A Common Stock shall have been changed, or for which it shall have been exchanged, then, if the Committee shall, in its sole discretion, determine that such change equitably requires an adjustment in the number or kind of shares then subject to any Option and the number or kind of shares reserved for issuance in accordance with the provisions of the Plan but not yet covered by an Option and the number or kind of shares referred to in Sections 6B and 9B, such adjustment shall be made by the Committee and shall be effective and binding for all purposes of the Plan and of each stock option agreement or certificate entered into in accordance with the provisions of the Plan.

         C. In the case of any substitution or adjustment in accordance with the provisions of this Section 13, the option price in each stock option agreement or certificate for each share covered thereby prior to such substitution or adjustment shall be the option price for all shares of stock or other securities which shall have been substituted for such share or to which such share shall have been adjusted in accordance with the provisions of this Section 13.

         D. No adjustment or substitution provided for in this Section 13 shall require the Company to sell a fractional share under any stock option agreement or certificate.

         E. In the event of the dissolution or liquidation of the Company, or a merger, reorganization or consolidation in which the Company is not the surviving corporation, then, except as otherwise provided in the second sentence of Section 13A, each Option, to the extent not theretofore exercised, shall terminate forthwith.

14.      Purchase for Investment, Withholding and Waivers.

         A. Unless the shares to be issued upon the exercise of an Option by a Participant shall be registered prior to the issuance thereof under the Securities Act of 1933, as amended, such Participant will, as a condition of the Company's obligation to issue such shares, be required to give a representation in writing that he or she is acquiring such shares for his or her own account as an investment and not with a view to, or for sale in connection with, the distribution of any thereof.

         B. In the event of the death of a Participant, a condition of exercising any Option shall be the delivery to the Company of such tax waivers and other documents as the Committee shall determine.

         C. In the case of each non-incentive stock option, a condition of exercising the same shall be the entry by the person exercising the same into such arrangements with the Company with respect to withholding as the Committee may determine. A Participant may, in the discretion of the Committee and subject to such rules as the Committee may adopt, elect to satisfy his or her withholding obligation arising as a result of the exercise of a non-incentive option, in whole or in part, by electing to deliver to the Company shares of the

Class A Common Stock (other than shares of the Class A Common Stock which were issued under the Company's 1995 Restricted Stock Plan as to which the restrictions have not lapsed) having a fair market value, determined as of the date that the amount to be withheld is determined, equal to the amount required to be so withheld. Such Participant shall pay the Company in cash for any fractional share that would otherwise be required to be delivered.

15.      No Shareholder Status.

         Neither any Participant nor his or her legal representatives, legatees or distributees shall be or be deemed to be the holder of any share of the Class A Common Stock covered by an Option unless and until a certificate for such share has been issued. Upon payment of the purchase price thereof, a share issued upon exercise of an Option shall be fully paid and non-assessable.

16.      No Restrictions on Corporate Acts.

         Neither the existence of the Plan nor any Option shall in any way affect the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Class A Common Stock or the rights thereof, or dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding whether of a similar character or otherwise.

17.      Options Granted in Connection With Acquisitions.

         If the Committee determines that, in connection with the acquisition by the Company or a Subsidiary of another corporation which will become a Subsidiary or division of the Company or a Subsidiary (such corporation being hereafter referred to as an "Acquired Subsidiary"), Options may be granted hereunder to employees and other personnel of an Acquired Subsidiary in exchange for then outstanding options to purchase securities of the Acquired Subsidiary. Such Options may be granted at such option prices, may be exercisable immediately or at any time or times either in whole or in part, and may contain such other provisions not inconsistent with the Plan, or the requirements set forth in Section 20 that certain amendments to the Plan be approved by the shareholders of the Company, as the Committee, in its discretion, shall deem appropriate at the time of the granting of such Options.

18.      Declining Market Price.

         If the fair market value of the Class A Common Stock declines below the option price set forth in any Option, the Committee may, at any time, adjust, reduce, cancel and regrant any unexercised Option or take any similar action it deems to be for the benefit of the Participant in light of the declining fair market value of the Class A Common Stock; provided, however, that none of the foregoing actions may be taken without the prior approval of the Board and none of the foregoing actions may be taken with respect to a Non-Employee Director's Formula Option.

19.      No Employment or Service Right.

         Neither the existence of the Plan nor the grant of any Option shall require the Company or any Subsidiary to continue any Participant in the employ of the Company or such Subsidiary or require the Company to continue any Participant as a director of the Company.

20.      Termination and Amendment of the Plan.

         The Board may at any time terminate the Plan or make such modifications of the Plan as it shall deem advisable; provided, however, that the Board may not without further approval by a majority vote of the shareholders entitled to vote on the matter present in person or by proxy at any special or annual meeting of the shareholders, increase the number of shares as to which Options may be granted under the Plan (as adjusted in accordance with the provisions of Section 13), or change the manner of determining the option prices, or extend the period during which an Option may be granted or exercised; and provided further, however, the provisions of the Plan governing the grant of Non-Employee Director's Formula Options may not be amended except by the vote of a majority of the members of the Board and by the vote of a majority of the members of the Board who are employees of the Company or a Subsidiary. Except as otherwise provided in Section 13, no termination or amendment of the Plan may, without the consent of the Participant to whom any Option shall theretofore have been granted, adversely affect the rights of such Participant under such Option.

21.      Expiration and Termination of the Plan.

         The Plan shall terminate on January 8, 2008 or at such earlier time as the Board may determine. Options may be granted under the Plan at any time and from time to time prior to its termination. Any Option outstanding under the Plan at the time of the termination of the Plan shall remain in effect until such Option shall have been exercised or shall have expired in accordance with its terms.

                         MSC INDUSTRIAL DIRECT CO., INC.
                 ANNUAL MEETING OF SHAREHOLDERS--JANUARY 9, 1998
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints each of Shelley Boxer and Thomas Eccleston the undersigned's proxy, with full power of substitution, to vote all shares of Class A Common Stock of MSC Industrial Direct Co., Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of the Company to be held on Friday, January 9, 1998 at 9:00 A.M. local time, at the lower level atrium of Fleet Bank at 300 Broad Hollow Road, Melville, New York 11747, and at any adjournments or postponements thereof and, without limiting the generality of the power hereby conferred, the proxy nominees named above and each of them are specifically directed to vote as indicated below.

         WHERE A CHOICE IS INDICATED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO CHOICE IS INDICATED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR, FOR THE APPROVAL OF THE 1998 STOCK OPTION PLAN AND FOR THE RATIFICATION OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS.

         If there are amendments or variations to the matters proposed at the meeting or at any adjournments or postponements thereof, or if any other business properly comes before the meeting, this proxy confers discretionary authority on the proxy nominees named herein and each of them to vote on such amendments, variations or other business.

         The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement for the January 9, 1998 meeting.


MSC INDUSTRIAL DIRECT CO., INC.
151 Sunnyside Boulevard
Plainview, New York 11803


                    (Continued, and to be signed and dated on the reverse side.)

/X/  PLEASE MARK YOUR VOTES AS IN
     THIS EXAMPLE


                                                                   WITHHOLD
                                            FOR                    AUTHORITY

1.  Election of                             / /                      / /
     Directors
                                       all nominees             to vote for all
                                       listed below       nominees listed below.

Nominees:
Shelley Boxer,
Mitchell Jacobson,
Sidney Jacobson,
Denis Kelly,
Raymond Langton,
Melvin Redman and
James Schroeder.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

---------------------------------------------------------------

2.  For approval of the 1998 Stock Option Plan.

                     FOR                     AGAINST                ABSTAIN
                     / /                       / /                    / /

3. For ratification of Arthur Andersen LLP as the Company's independent certified public accountants.

                     FOR                     AGAINST                ABSTAIN
                     / /                       / /                    / /


(Please sign exactly as name or names appear hereon. Full title of one signing in representative capacity should be clearly designated after signature. If a corporation, please sign in full corporate name by President or the authorized officer(s). If a partnership, please sign in partnership name by authorized person. If stock is in the name of two or more persons, each should sign. Joint owners should each sign. Names of all joint holders should be written even if signed by only one).

Dated: _____________ , 199_  ___________________(L.S.) Signature of Shareholder

Print Name: ____________________________________________________________________

________________________________________________(L.S.) Signature of Shareholder


Print Name: ____________________________________________________________________


PLEASE PROMPTLY COMPLETE, DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED
ENVELOPE